Exhibit 10.9

AWARD FORMULA FOR 2013-2014

LEGGETT & PLATT, INCORPORATED

PROFITABLE GROWTH INCENTIVE PROGRAM

On February 28, 2013, the Compensation Committee of the Company adopted the award formula and performance targets under the Profitable Growth Incentive (PGI) Program for the 2013-2014 Performance Period. Growth performance stock units (GPSUs) are granted to certain key management employees under the PGI Program including our named executive officers: David S. Haffner, CEO; Karl G. Glassman, President & COO; Matthew C. Flanigan, Executive Vice President & CFO; and Joseph D. Downes, Jr., SVP & President – Industrial Materials Segment.

The GPSUs were granted pursuant to the Company’s Flexible Stock Plan, amended and restated, effective as of May 10, 2012, filed March 30, 2012 as Appendix A to the Company’s Definitive Proxy Statement for the Annual Meeting of Shareholders. The Committee granted the 2013-2014 GPSUs in accordance with the Form of Profitable Growth Incentive Award Agreement and Terms and Conditions, which is filed as Exhibit 10.8 to the Company’s Form 8-K on March 6, 2013.

Each of the above executives, as well as other key management employees, were granted a number of GPSUs determined by multiplying the executive’s current base annual salary by an award multiple (approved by the Compensation Committee), and dividing this amount by the average closing price of the Company’s common stock for the ten business days immediately following the date of the Company’s fourth quarter earnings press release. The number of GPSU’s that will ultimately vest will depend upon the Revenue Growth and EBITDA Margin of the Company (for Haffner, Glassman and Flanigan) and of the Industrial Materials Segment (for Downes) at the end of a 2-year Performance Period beginning January 1, 2013 and ending December 31, 2014. The percentage of vested GPSUs will range from 0% to 250% of the number granted according to the below payout schedules. The payout will be interpolated for achievement levels falling between those set out in the schedules.

EBITDA Margin	2013-2014 Award Payout Percentage-Company (Haffner, Glassman and Flanigan)
17.6%	0%	250%	250%	250%	250%	250%	250%	250%	250%
16.6%	0%	213%	250%	250%	250%	250%	250%	250%	250%
15.6%	0%	175%	213%	250%	250%	250%	250%	250%	250%
14.6%	0%	138%	175%	213%	250%	250%	250%	250%	250%
13.6%	0%	100%	138%	175%	213%	250%	250%	250%	250%
12.6%	0%	75%	100%	138%	175%	213%	250%	250%	250%
11.6%	0%	50%	75%	100%	138%	175%	213%	250%	250%
10.6%	0%	25%	50%	75%	100%	138%	175%	213%	250%
<10.6%	0%	0%	0%	0%	0%	0%	0%	0%	0%
	<2.6%	2.6%	3.6%	4.6%	5.6%	6.6%	7.6%	8.6%	9.6%
	Revenue Growth

EBITDA Margin	2013-2014 Award Payout Percentage-Industrial Materials Segment (Downes)
17.4%	0%	250%	250%	250%	250%	250%	250%	250%	250%
16.4%	0%	213%	250%	250%	250%	250%	250%	250%	250%
15.4%	0%	175%	213%	250%	250%	250%	250%	250%	250%
14.4%	0%	138%	175%	213%	250%	250%	250%	250%	250%
13.4%	0%	100%	138%	175%	213%	250%	250%	250%	250%
12.4%	0%	75%	100%	138%	175%	213%	250%	250%	250%
11.4%	0%	50%	75%	100%	138%	175%	213%	250%	250%
10.4%	0%	25%	50%	75%	100%	138%	175%	213%	250%
<10.4%	0%	0%	0%	0%	0%	0%	0%	0%	0%
	<1.5%	1.5%	2.5%	3.5%	4.5%	5.5%	6.5%	7.5%	8.5%
	Revenue Growth

“EBITDA Margin” for the Company or applicable profit center equals the cumulative Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) over the 2-year Performance Period divided by the total Revenue over the Performance Period.

“Revenue Growth” for the Company or applicable profit center will be the compound annual growth rate (“CAGR”) of the Total Incremental Revenue compared to the Base Year Revenue. “Base Year Revenue” is the total Revenue of the Company or applicable profit center in the fiscal year immediately preceding the Performance Period. “Total Incremental Revenue” is the cumulative Revenue of the Company or applicable profit center during the Performance Period, minus two times the Base Year Revenue.

For example, assume a profit center has Base Year Revenue of $500 million and a targeted Revenue Growth of 4%. At the targeted 4% CAGR, the $500 million in Base Year Revenue would grow to $520 million in the first year, and the $520 million would grow to $541 million in the second year. Therefore, to achieve the 4% Revenue Growth Target, the profit center must produce Total Incremental Revenue of $61 million [$520 + $541 – (2 X $500)].

In determining the Revenue Growth for the Company or applicable profit center during the Performance Period, the percentage of Revenue Growth will be adjusted by the difference (positive or negative) between the Forecast GDP Growth minus the Actual GDP Growth, but such adjustment will be made only if the difference is greater than ±1.0%. The “Forecast GDP Growth” is 2.8%, representing the weighted average GDP growth forecast for 2013-2014 calculated from data published in the International Monetary Fund’s January 2013 World Economic Outlook Update for the United States (74% weighting), Euro Area (9%), China (9%), Canada (6%) and Mexico (2%). “Actual GDP Growth” is the weighted average GDP growth for 2013-2014 calculated from data published in the International Monetary Fund’s January 2015 World Economic Outlook Update (or, in the event such publication is unavailable, a reasonable substitute report) for the same geographies and using the same weighting.

The calculations for Revenue Growth and EBITDA Margin will include results from businesses acquired during the Performance Period. Revenue Growth and EBITDA Margin will exclude results for any businesses divested during the Performance Period, and the divested businesses’ Revenue will also be deducted from Base Year Revenue. EBITDA results will be adjusted to eliminate gain or loss from non-cash impairments. EBITDA Margin will be adjusted for all items of gain, loss or expense that are (i) extraordinary, (ii) unusual in nature, (iii) infrequent in occurrence, (iv) related to the disposal of a segment of a business, or (v) related to a change in accounting principle, as determined in accordance with standards established under Generally Accepted Accounting Principles.

Capitalized terms, not otherwise defined herein, have the meanings given to them in the Form of Profitable Growth Incentive Award Agreement and Terms and Conditions.

Paul R. Hauser, a named executive officer in our Summary Compensation Table of our proxy statement filed March 30, 2012, retired from the Company on February 18, 2012. Therefore, he does not participate in the PGI Program.

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